Exhibit 99.1

Press Release

Amerex Group Signs Letter of Intent to Purchase Waste Treatment Facility

Thursday, August 30, 2007
New York, August 30/PRNewswire-FirstCall/ — Amerex Group, Inc. (OTCBB:AEXG)
announced today that it has entered into a Letter of Intent to purchase Perma-Fix Treatment Solutions, Inc. of Tulsa, OK from Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE: PESI; Germany: PES.BE), Perma-Fix Treatment Solutions, housed on more than 25 acres, and licensed to accept an extensive list of waste materials, includes a water treatment facility.

The initial terms of the agreement stipulate that Amerex will pay $2.2 million for all of the assets and the assumption of certain liabilities of Perma-Fix Treatment Solutions, Inc., and final terms will be determined prior to September 30, 2007 at which time the parties are expected to have a draft of a definitive Purchase/Sale Agreement.

Nicholas Malino, CEO of Amerex stated, “This transaction will greatly expand our service capabilities at our Tulsa facility and accelerate our growth plans. We are still working out the details and performing due diligence, however, it appears that once the transaction is complete, it is expected to be immediately accretive to earnings.” Mr. Stephen Onody, Amerex’s COO added, “This transaction will give Amerex a second fully-licensed RCRA facility, and since the facility has good rail access, it fits nicely with our developing strategic relationship with XInterchange.” Dr. Louis F. Centofanti, Chairman and Chief Executive Officer of Perma-Fix Environmental Services, Inc. said, “We are pleased to be working with Amerex on this transaction, which is another step in our plan to focus our efforts on our core nuclear business.”

About Amerex Group, Inc:

Amerex Group, Inc. is a hazardous waste transportation and logistics firm with capabilities to provide emergency response to environmental emergencies. The Company has multiple facilities including a hazardous waste treatment, storage and disposal facility licensed under the Resource Conservation and Recovery Act Part B and a trucking fleet to transport hazardous waste throughout the USA. Amerex is headquartered in New York City with its administrative headquarters in Tulsa, OK.

About Perma-Fix Environmental Services:

Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the Nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The Industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including whether this asset acquisition is consummated. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “appears,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions, our ability to negotiate satisfactory terms to the transactions described in this release, the completion of due diligence to our satisfaction, the successful negotiation of definitive agreements, environmental and other regulatory issues and our ability to finance and consummate the transaction on terms we find acceptable, in addition to those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Amerex or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

AMEREX CONTACT: Mr. Nicholas Malino, CEO, (212) 508-4754, Amerex Group, Inc.; Connie Schadewitz, Investor Relations, Catalyst Financial Resources, LLC (360) 828-8601

PERMA-FIX ENVIRONMENTAL SERVICES CONTACT: Dr. Louis F. Centofanti, Chairman and CEO, Perma-Fix Environmental Services, Inc., +1-770-587-5155; David K. Waldman, US Investor Relations, Crescendo Communications, LLC, +1-212-671-1020 x101, Herbert Strauss, European Investor Relations, +43 316 296 316, herbert@eu-ir.com, both for Perma-Fix Environmental Services, Inc. /Web site: http://www.perma-fix.com